Exhibit 10.13

FORBEARANCE AGREEMENT AND TWELFTH AMENDMENT

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Forbearance Agreement and Twelfth Amendment to Amended and Restated Loan and Security Agreement (this “Agreement”) is entered into as of July 31, 2009, by and among GLOBAL ETHANOL, LLC, a Delaware limited liability company formerly known as Midwest Grain Processors, LLC (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement referred to below (collectively, the “Lenders,” and individually, a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as agent for the Lenders and for the Issuer, as defined in the Loan Agreement (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, a Seventh Amendment dated as of August 31, 2007, an Eighth Amendment dated as of November 30, 2007, a Ninth Amendment dated as of October 31, 2008, a Tenth Amendment dated as of December 22, 2008, and an Eleventh Amendment dated as of March 4, 2009 (as amended by this Agreement, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

Payment and performance of the Borrower’s Liabilities (as defined in the Loan Agreement) are secured by the Collateral (as defined in the Loan Agreement). Payment and performance of the Borrower’s Liabilities are also secured by the Pledge Agreement (as defined in the Loan Agreement).

The Borrower has requested that the Agent and the Lenders, among other things, forbear from taking certain actions available to the Agent and the Lenders on account of certain Matured Defaults (as defined in the Loan Agreement), and the Agent and the Lenders are willing to grant the Borrower’s requests pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.        Definitions. Capitalized terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings given them in the Loan Agreement. In addition, the following terms have the meanings set forth below:

“Cash Flow Forecast” has the meaning set forth in Section 11 hereof.

“Deferred Principal Payment” has the meaning set forth in Section 7 hereof.

“Deferred Revolving Principal Payment” has the meaning set forth in Section 7 hereof.

“Deferred Term Principal Payment” has the meaning set forth in Section 7 hereof.

“Deposit Account Control Agreement” has the meaning set forth in Section 8 hereof.

“Forbearance Fee” has the meaning set forth in Section 6(b) hereof.

“Forbearance Period” means the period commencing on the Forbearance Agreement Effective Date and ending on the earliest of:

(i)	the occurrence of the Stated Forbearance Termination Date;

(ii)	a default of, breach of, or failure to perform any term, covenant or agreement on the part of the Borrower under this Agreement; or

(iii)	the occurrence of a Default or a Matured Default under the Loan Agreement (other than the Specified Matured Defaults).

“Management Agreement” has the meaning set forth in Section 10(a) hereof.

“Specified Matured Defaults” has the meaning set forth in Section 2 hereof.

“Stated Forbearance Termination Date” means December 1, 2009, subject to extension by the Agent and the Required Lenders in their sole discretion upon request of the Borrower.

Section 2.        Specified Matured Defaults. The Borrower is in default of the following provisions of the Loan Agreement (collectively, the “Specified Matured Defaults”) (all amounts appearing between “<>“ in this Agreement are negative amounts):

Section/Covenant	Date/Period	Required Performance	Actual Performance
Section 7.6(a) of the Loan Agreement	March 31, 2009	Working Capital of not less than $0	<$1,866,955>
Section 7.6(a) of the Loan Agreement	April 30, 2009	Working Capital of not less than $0	<$7,748,584>

Section 7.6(a) of the Loan Agreement	May 31, 2009	Working Capital of not less than $0	<$7,971,514>
Section 7.6(b) of the Loan Agreement	June 30, 2009	Working Capital of not less than $5,000,000	<$7,747,794>
Section 7.6(d) of the Loan Agreement	April 30, 2009	Net Worth of not less than $75,000,000	$74,263,400
Section 7.6(d) of the Loan Agreement	May 31, 2009	Net Worth of not less than $75,000,000	$72,841,551
Section 7.6(e) of the Loan Agreement	June 30, 2009	Net Worth of not less than $80,000,000	$71,858,068
Section 1.1 of the Loan Agreement	March 31, 2009	Borrowing Base Limit in an amount greater than $0	<$4,691,515>
Section 1.1 of the Loan Agreement	April 30, 2009	Borrowing Base Limit in an amount greater than $0	<$8,152,304>
Section 1.1 of the Loan Agreement	May 31, 2009	Borrowing Base Limit in an amount greater than $0	<$7,590,291>
Section 1.1 of the Loan Agreement	June 30, 2009	Borrowing Base Limit in an amount greater than $0	<$6,609,620>

Section 3.        Forbearance. During the Forbearance Period, except as set forth herein, neither the Agent nor the Lenders shall, on account of any Specified Matured Default, exercise any right or remedy under the Loan Agreement or under the other Loan Documents. The foregoing shall not prohibit the Agent or the Lenders from exercising any such right or remedy after the Forbearance Period (whether on account of the Specified Matured Defaults or any other Default or Matured Default now existing or hereafter arising). Nothing herein shall prohibit the Lenders, during the Forbearance Period or thereafter, whether on account of any Specified Matured Default or any other Default or Event of Default, from refusing to make any Advance or refusing to issue any Letter or any other letter of credit. The Borrower acknowledges that upon the ending of the Forbearance Period, the Agent and the Lenders may exercise any and all rights and remedies available to them, including, without limitation, all rights and remedies contemplated in Section 9.2 of the Loan Agreement or otherwise contemplated under the Loan Documents.

Section 4.        Advances and Letters of Credit During Forbearance Period. Section 4.2 of the Loan Agreement provides that the Lenders have no obligation to make any Advance or to issue any Letter so long as any Default or Matured Default has occurred and is continuing. The forbearance granted pursuant to Error! Reference source not found. of this Agreement does not waive the

Specified Matured Defaults or any other Default or Event of Default, and, accordingly, the Lenders have no obligation to make any Advance or issue any Letter during the Forbearance Period or thereafter, so long as any Default or Matured Default (including, without limitation, the Specified Matured Defaults) is continuing. In addition, without limiting the foregoing, the Borrower acknowledges and agrees that, while the Lenders may consider making Advances or issuing Letters during the Forbearance Period, including but not limited to the making of any LIBOR Rate Loans, the Lenders have expressed their present intention that the Lenders will only consider making Advances or issuing Letters during the Forbearance Period if the Borrower is in strict compliance with the Borrowing Base, Net Worth and Working Capital covenants, and other related requirements set forth in the Loan Agreement as amended by this Agreement. No new Letter issued with a maturity date later than the Stated Forbearance Termination Date shall be issued unless the Borrower delivers to the Agent or its designee in immediately available funds an amount sufficient to fund a cash collateral account equal to the LC Obligations relating to such Letter.

Section 5.        Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)        Amendments and Additions to Section 1.1 of the Loan Agreement (Definitions). Section 1.1 of the Loan Agreement is amended by adding or amending and restating, as the case may be, the following definitions:

“Accounts and Producer Payables” shall mean all amounts at any time payable by the Borrower for the purchase of Inventory.

“Additional Cash Equity Investment” has the meaning set forth in Section 7.16.

“Borrowing Base” means the sum of:

(a)	85% of Eligible Accounts, as defined in Section 3.1; plus

(b)	Eligible Inventory at the following advance rates:

(i)	85% of Owned Corn Inventory; plus

(ii)	65% of Owned DDGS and Owned WDGS Inventory; plus

(iii)	65% of Owned Corn Oil Inventory; plus

(iv)	80% of Owned Ethanol Inventory; plus

(v)	35% of Owned Parts Inventory; plus

(vi)	50% of Owned Chemical Inventory; plus

(c) 100%	of the net equity in Margin Accounts properly assigned to the Agent; plus

(d) 100%	of the cash balance in the blocked accounts described in Section 5.6; less

(e) 100%	of Accounts and Producer Payables related to any of the foregoing; less

(f) 100%	of the amounts of all uncleared checks related to any of the foregoing.

“Change of Control” means any event, circumstance or occurrence that results in Global Ethanol, Inc. and Midwest Grain Processing Cooperative, collectively, failing to own at least eighty-nine percent (89%) of the outstanding membership interests in the Borrower.

“Corn Conversion System Lease” means an agreement for the lease by the Borrower of a corn conversion system in form and substance satisfactory to the Agent and on terms and conditions substantially similar to those contained in that certain Lease Proposal dated as of June 17, 2009 by and between the Borrower, as lessee, and Varilease Finance, Inc., as lessor.

“EBITDA” means, with respect to any period, the consolidated net income of the Borrower before provision for income taxes, interest expense (including, without limitation, implicit interest expense on capitalized leases), depreciation expense, amortization expense and other non-cash expenses or charges, excluding (to the extent included): (a) non-operating gains during the applicable period (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory), and (b) similar non-operating losses during such period.

“Eligible Accounts” means all unpaid Accounts arising from a bona fide sale or rendition of services by an obligor in the ordinary course of business on usual and ordinary terms, evidenced by an invoice and net of any applied or unapplied credits or other allowance (with any such unapplied credits or other allowances being applied to the most current Account of an obligor); provided, however, that the following shall in no event be deemed Eligible Accounts:

(a)        all Accounts that are at that time unpaid for a period exceeding sixty (60) days after the original invoice due date of the original invoice related thereto;

(b)        all Accounts owing by an Account Debtor if more than ten percent (10%) of the Accounts owing by such Account Debtor are at that time unpaid for a period exceeding sixty (60) days after the invoice due date of the original invoice related thereto;

(c)        those Accounts owing from the United States or any department, agency or instrumentality thereof unless the Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent;

(d)        Accounts that arise out of transactions with Affiliates;

(e)        Accounts of an Account Debtor who is located outside the United States, unless such Accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent or are covered by foreign credit insurance acceptable to the Agent;

(f)        Accounts that are or may be subject to rights of setoff or counterclaim by the Account Debtor (to the extent of the amount of such setoff or counterclaim);

(g)        Accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and

(h)        Accounts that in the Agent’s opinion may be subject to any Lien or conflicting claim of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person.

“Eligible Inventory” means Inventory of the Borrower, provided, however, that the following shall in no event be deemed Eligible Inventory:

(a)        Inventory reasonably determined by the Agent to be out-of-condition or otherwise unmerchantable, including, without limitation, Inventory deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state’s Department of Agriculture, or any other Governmental Authority having regulatory authority over the Borrower or any of the Borrower’s assets or activities;

(b)        Inventory for which a prepayment has been received;

(c)        Inventory in the possession of third parties, unless it is Inventory: (i) at a location shown on Exhibit 3B, for which the Agent has received a bailee letter satisfactory to the Agent, executed by such third party, or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state’s Department of Agriculture, or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is legally obligated to deliver such Goods;

(d)        Inventory in which the Agent does not, for any reason, have a first priority perfected security interest; and

(e)        Inventory that in the Agent’s opinion may be subject to any Lien or conflicting claim of ownership (except with regard to Accounts and Producer Payables deducted in accordance with the Borrowing Base computation), whether such Liens or conflicting claims are asserted or could be asserted by any Person.

“Equity Investment” has the meaning set forth in Section 7.16.

“Forbearance Agreement” means the Forbearance Agreement and Twelfth Amendment to Amended and Restated Loan and Security Agreement dated as of July 31, 2009, between the Borrower, the Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Forbearance Agreement Effective Date” means the date when all conditions to the effectiveness of the Forbearance Agreement set forth in Section 17 of the Forbearance Agreement have been satisfied.

“Initial Cash Equity Investment” has the meaning set forth in Section 7.16.

“Inventory” shall mean any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products of the Borrower, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in the Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies, including without limitation, packaging and/or shipping materials and all Owned Chemical Inventory, Owned Corn Inventory, Owned Corn Oil Inventory, Owned DDGS Inventory, Owned Ethanol Inventory, Owned WDGS Inventory and Owned Parts Inventory.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any capital lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, each Note, each Letter, the Financing Agreements, the Pledge Agreement, each Deposit Account Control Agreement and the Forbearance Agreement, together with every other agreement, note, guaranty, security agreement, mortgage, document, contract or instrument to which the Borrower or any guarantor or other obligor with respect to the Borrower now or in the future may be a party which is entered into with, or for the benefit of, the Agent or the Lenders.

“Margin Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts (as such terms are defined in the UCC).

“Owned Chemical Inventory” means all Inventory of the Borrower constituting chemicals used in the Borrower’s ethanol manufacturing process whether now owned or hereafter acquired, valued at the lower of cost or market value as determined in accordance with GAAP, but excluding therefrom any such Inventory that is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale or use or that is deemed unacceptable due to age, type, category, quantity or otherwise.

“Owned Corn Inventory” means all Inventory of the Borrower constituting corn used in the Borrower’s ethanol manufacturing process whether now owned or hereafter acquired, valued at the lower of cost or market value as determined in accordance with GAAP, but excluding therefrom any such Inventory that is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale or use or that is deemed unacceptable due to age, type, category, quantity or otherwise.

“Owned Corn Oil Inventory” means all Inventory of the Borrower constituting vegetable oil extracted from corn mash during the fermentation and distillation of ethanol and held for sale by the Borrower whether now owned or hereafter acquired, valued at market value as determined in accordance with GAAP, but excluding therefrom any such corn oil Inventory that is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale or use or that is deemed unacceptable due to age, type, category, quantity or otherwise.

“Owned DDGS Inventory” means all Inventory constituting marketable dry distillers grain solutions held for sale by the Borrower whether now owned or hereafter acquired, valued at market value as determined in accordance with GAAP, but excluding therefrom any such Inventory that is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale or use or that is deemed unacceptable due to age, type, category, quantity or otherwise.

“Owned Ethanol Inventory” means all Inventory constituting marketable ethanol held for sale by the Borrower whether now owned or hereafter produced or acquired, valued at the lower of cost or market value as determined in accordance with GAAP, but excluding therefrom any such Inventory that is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale or use or that is deemed unacceptable due to age, type, category, quantity or otherwise.

“Owned Parts Inventory” means all Inventory of the Borrower constituting new or rebuilt parts, accessories, appurtenances, appliances or other furnishings, whether now owned or hereafter acquired, which may be installed on or in any equipment (as such term is defined in the UCC) of the Borrower that is currently in use by the Borrower in its operations, valued at the lower of cost or market value as determined in accordance with GAAP.

“Owned WDGS Inventory” means all Inventory constituting wet distillers grain solutions held for sale by the Borrower whether now owned or hereafter acquired, valued at market value as determined in accordance with GAAP, but excluding therefrom any such Inventory that is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale or use or that is deemed unacceptable due to age, type, category, quantity or otherwise.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of December 14, 2005 by Midwest Grain Processors Cooperative in favor of the Agent, as amended, restated, supplemented or otherwise modified from time to time.

(b)        Amendment to Definition of Matured Default in Section 1.1 of the Loan Agreement (Definition of Matured Default). Subsection (e) of the definition of Matured Default in Section 1.1 of the Loan Agreement is hereby amended to read as follows:

“(e) the Available Amount, as calculated in accordance with the definition thereof, results in a negative amount, or the Borrowing Base Limit, as calculated in accordance with the definition thereof, results in an amount less than <$3,000,000>;”

(c)        Amendment to Section 2.4 of the Loan Agreement (Purpose). The first sentence of Section 2.4 of the Loan Agreement is hereby amended to read as follows:

“The purpose of the Line of Credit and the Swing Line is to finance the Borrower’s Inventory and Accounts, as described from time to time in a Borrowing Base Certificate, and the issuance of Letters for the account of the Borrower.”

(d)        Amendment to Section 2.5(c) of the Loan Agreement (Non-Use Fee with Respect to the Line of Credit). The first sentence of Section 2.5(c) of the Loan Agreement is hereby amended to read as follows:

“From the Forbearance Agreement Effective Date to the Maturity Date, the Borrower agrees to pay to the Agent for distribution to the Lenders with Line of Credit Commitments (based on their respective Pro Rata Percentages of the Line of Credit Commitments) a monthly non-use fee in an amount equal to 0.75% of the daily average Available Amount.”

(e)        Amendment to Section 2.5(d) of the Loan Agreement (Non-Use Fee with Respect to the Revolving Term Loan). The first sentence of Section 2.5(d) of the Loan Agreement is hereby amended to read as follows:

“From the Forbearance Agreement Effective Date to the Maturity Date, the Borrower agrees to pay to the Agent for distribution to the Lenders with Revolving Term Loan Commitments (based on their respective Pro Rata Percentages of the Revolving Term Loan Commitments) a monthly non-use fee in an amount equal to 0.75% of the difference between (i) the aggregate amount of the Revolving Term Loan Commitments and (ii) the outstanding principal amount of the Revolving Term Loan Advances and the Revolving Term LC Obligations.”

(f)        Amendment to Section 2.8 of the Loan Agreement (Termination of Commitments). The third sentence of Section 2.8 of the Loan Agreement is hereby amended to read as follows:

“In the event the Commitments are terminated, the remainder of this Agreement and the other Financing Agreements shall remain in full force and effect until the payment in full of the Liabilities and the termination of any Letters, and, with respect to each outstanding Letter, the Borrower shall immediately deliver to the Agent in immediately available funds an amount sufficient to fund a cash collateral account equal to all LC Obligations, which cash collateral account will be held by the Agent or its designee, without interest, as a pledged cash collateral account and applied to reimbursement of all drafts submitted under outstanding Letters.”

(g)        Amendment to Sections 3.1 and 3.2 of the Loan Agreement (Eligible Accounts and Eligible Inventory). Sections 3.1 and 3.2 of the Loan Agreement are amended and restated in their entirety to read as follows:

“3.1 Eligible Accounts and Eligible Inventory. The Agent shall have the right to determine in its sole discretion whether any Account constitutes an Eligible Account and whether any Inventory constitutes Eligible Inventory.”

“3.2 [Reserved].”

(h)        Amendment to Section 7.15(b) of the Loan Agreement (Risk Management Policies). Section 7.15 of the Loan Agreement is amended and restated in its entirety to read as follows:

“(b)        In the case of ethanol marketing, the Borrower shall at all times maintain marketing agreements with professional organizations experienced in the marketing of ethanol. The Borrower shall not enter into any such marketing agreement without first obtaining the written consent of the Agent and the Required Lenders in respect of (i) the marketing professional who shall be the counterparty in any such marketing agreement, and (ii) the terms and conditions of such marketing agreement itself. Following approval thereof by the Agent and the Required Lenders, no such marketing agreement shall be amended, modified, terminated, or any material provision waived by the Borrower, without the prior written consent of the Agent and the Required Lenders. With respect to DDGS and WDGS marketing, the Borrower shall be permitted to self-market DDGS and WDGS.”

(i)        New Section 7.16 of the Loan Agreement (New Equity). Article VII of the Loan Agreement is hereby amended by adding the following new Section 7.16 immediately following Section 7.15:

“Section 7.16 New Equity. On or prior to the Forbearance Agreement Effective Date, the Borrower shall obtain from its Owners or other Persons a cash equity investment in an amount not less than $3,000,000 (the “Initial Cash Equity Investment”). On or prior to September 30, 2009, the Borrower shall use its best efforts to obtain from its Owners or other Persons an additional cash equity investment in an amount not less than $2,000,000 (the “Additional Cash Equity Investment” and, together with the Initial Cash Equity Investment, the “Equity Investments”). Each Equity Investment shall be unrestricted, shall be made pursuant to equity documentation reasonably acceptable to the Agent, and shall be held by the Borrower in an operating account subject to a Deposit Account Control Agreement (as defined in the Forbearance Agreement) until utilized by the Borrower.”

(j)        Amendment to Section 8.11 of the Loan Agreement (Lease Limitations). Section 8.11 of the Loan Agreement is amended and restated in its entirety to read as follows:

“Section 8.11 Lease Limitations. Borrower’s payments due under all leases of any kind, including operating leases, synthetic leases, capital leases and similar agreements, shall not exceed $5,000,000 in the aggregate for any fiscal year of Borrower. In addition, Borrower’s payments due under all leases of any kind (including but not limited to operating leases, synthetic leases, capital leases and similar agreements), except payments due under leases of rail cars and the Corn Conversion System Lease, shall not exceed $500,000 in the aggregate for any fiscal year of Borrower. With respect to leases of rail cars, Borrower (a) shall not enter into any rail car lease which has a term in excess of seven (7) years, (b) shall not have more than seven hundred (700) rail cars under lease at any time, and (c) shall have at all times not less than forty percent (40%) of its leased rail cars subject to leases which have five (5) years or less remaining on their lease terms.”

(k)        Exhibits 1B and 3B to the Loan Agreement (Borrowing Base Certificate; Bailee Locations). The Loan Agreement is hereby amended by deleting Exhibits 1B and 3B to the Loan Agreement and replacing them in their entirety, as applicable, with Exhibits 1B and 3B to this Agreement.

Section 6.        Continued Payment of Interest; Increase in Non-Use Fees; Forbearance Fee.

(a)        Continued Payment of Interest. Interest shall continue to accrue on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth in Loan Agreement, as amended hereby. Notwithstanding anything to the contrary set forth in Section 2.2 of the Loan Agreement, until the termination of the Forbearance Period (i) the Default Rate shall not apply and (ii) Base Rate Loans, LIBOR Rate Loans, MetLife Fixed Rate Loans and Quoted Rate Loans shall be available to the Borrower in the sole discretion of the Lenders and in accordance with Section 4 hereof.

(b)        Forbearance Fee. On the Forbearance Agreement Effective Date, the Borrower shall pay to the Agent for the ratable benefit of each Lender in immediately available funds a forbearance fee (the “Forbearance Fee”) in an amount equal to 0.15% of the aggregate outstanding Commitments of all Lenders. The Forbearance Fee shall be deemed fully earned by the execution and delivery of this Agreement.

Section 7.        Deferred Payments of Principal; Cash Flow Recapture. The scheduled payment of $2,680,000 to be applied to the principal amount outstanding under the Revolving Term Notes pursuant to Section 2.2 of the Loan Agreement shall be deferred from October 1, 2009 to April 1, 2016 (the “Deferred Revolving Principal Payment”). In addition, upon receipt of the Additional Cash Equity Investment, the scheduled quarterly principal payment of $1,500,000 to be applied to the principal amount outstanding under the Term Notes (of which $750,000 shall be applied to Term Note A and $750,000 shall be applied to Term Note B) pursuant to Section 2.2 of the Loan Agreement shall be deferred from October 1, 2009 to January 1, 2015 (the “Deferred Term Principal Payment” and, together with the Deferred Revolving Principal Payment, the “Deferred Principal Payments”). Except for the Deferred Principal Payments, the principal amount outstanding of each Note shall be due and payable on the dates and in the amounts set forth in the Loan Agreement and shall not be deferred or delayed. Notwithstanding any provision herein to the contrary, commencing on the 30th day following the fiscal quarter of the Borrower ending December 31, 2009 and continuing on the same day following each fiscal quarter thereafter, the Borrower shall pay to the Agent, for application pro-rata to the Deferred Principal Payments, the amount (if any) by which (a) the EBITDA of the Borrower generated during such fiscal quarter exceeds (b) the amount by which the Working Capital of the Borrower as of last day of such fiscal quarter exceeds $5,000,000.

Section 8.        Deposit Account Control Agreements. On or prior to the Forbearance Agreement Effective Date, the Borrower shall, and shall cause each financial institution in which the Borrower maintains a deposit account to, execute and deliver to the Agent an account control agreement in respect of each account in form and substance reasonably satisfactory to the Agent (each, a “Deposit Account Control Agreement”). The Borrower agrees that, at any time and from time to time upon written notice, the Agent may subject any or all of such accounts to the exclusive control of the Agent and may remit all funds, earnings and other property of the Borrower in such accounts directly to the Agent for application to the Borrower’s Liabilities.

Section 9.        Financial Covenants. For the applicable determination date during each month of the Forbearance Period, the Borrower shall maintain: (a) as of October 31, 2009, Working Capital of not less than <$8,000,000>; (b) as of the end of each other month, Working Capital of not less than <$6,500,000>; and (c) as of the end of each month, Net Worth of not less than $70,0000,000. During the Forbearance Period, the Borrower shall not be required to maintain the Debt Service Coverage Ratio set forth under Section 7.6 of the Loan Agreement.

Section 10.        Additional Covenants; Management Fees; Consultants, Experts and Appraisers; Cooperation of the Borrower. In addition to all affirmative and negative covenants set forth and described in the Loan Agreement, during the Forbearance Period:

(a)        The Borrower shall not reimburse any party to the Ethanol Production Services Agreement between the Borrower and Global Ethanol, Inc. dated as of January 16, 2007 (such agreement, together with all amendments, restatements, supplements or other modifications thereto, the “Management Agreement”) or pay any management fees or any other costs or expenses in respect of management activities, except those fees, costs and expenses incurred in the ordinary course of the Borrower’s operations which are due and payable pursuant to the Management Agreement. Any such fees, costs or expenses so paid by the Borrower shall be set forth and described in reasonable detail in each of the annual and interim financial statements required to be delivered to the Agent under Section 7.1 of the Loan Agreement. During the Forbearance Period, the Borrower shall not amend, restate, supplement or otherwise modify the Management Agreement without the prior written consent of the Agent.

(b)        The Borrower shall not, directly or indirectly, (i) permit any Change of Control; (ii) make any payments or distributions in respect of or redeem any of the Borrower’s equity interests, whether characterized as returns of principal, dividends, interest, investment return or otherwise; (iii) make any payment of principal, interest or fees due under any subordinated debt or prepay, purchase or otherwise acquire any subordinated debt; or (iv) make any deposits, investments, advances or loans in or to any Affiliate or any other Person, except investments not to exceed $100,000 in the aggregate during the Forbearance Period.

(c)        As soon as practicable, but in no event later than August 31, 2009, the Borrower shall engage a third-party consultant acceptable to the Lenders to review the Borrower’s Cash Flow Forecast and the Borrower’s risk management policies, programs and procedures. All fees, costs and expenses of such consultant shall be paid by the Borrower. Promptly upon the Borrower’s receipt of any report or other information issued by such consultant, the Borrower shall provide true and complete copies thereof to the Lenders.

(d)        The Agent may engage one or more third-party experts to (i) conduct an appraisal of all of the Borrower’s real property and (ii) conduct a Phase I environmental site assessment of all of the Borrower’s real property and such additional environmental site assessments as may be indicated by such Phase I assessment. All fees, costs and expenses of such experts shall be paid by the Borrower. The Borrower shall be entitled to a copy of all such reports for its own use, provided that it shall be the responsibility of the Borrower to negotiate release and reliance letters with such experts.

(e)        The Agent may engage a third party to review all Collateral and provide a report and analysis of such Collateral for the benefit of the Lenders. All fees, costs and expenses of such Person shall be paid by the Borrower.

(f)        The Borrower shall fully cooperate with the Agent, the Lenders and their professionals in their review of the Borrower and the Collateral and, without limitation of the foregoing, shall (i) provide all financial information and reports that may be reasonably requested by the Agent, the Lenders or their agents; (ii) grant the Agent, the Lenders and their agents access to all facilities of the Borrower upon reasonable notice and during normal business hours; (iii) without the prior written consent of the Agent, refrain from executing any material contract, including, without limitation, any management agreement with any Person or any hedging or forward contract not otherwise in accordance with the Borrower’s risk management policies provided to the Agent under Section 7.15 of the Loan Agreement; (iv) cause the officers and any consultants of the Borrower to meet, and coordinate the scheduling of such meeting, with the Agent, the Lenders and their agents upon reasonable notice; and (v) take such other actions and execute such further documents as the Agent, the Lenders or their agents may reasonably request from time to time in furtherance of this Agreement and the actions contemplated hereby.

Section 11.        Reporting Requirements. During the Forbearance Period, the Borrower shall (a) comply with all existing reporting requirements under the Loan Agreement, including, without limitation, the delivery of all financial and other information required under Section 7.1 of the Loan Agreement; (b) on Monday of each week commencing August 31, 2009, deliver to the Agent a thirteen-week cash flow forecast of the Borrower (each, a “Cash Flow Forecast”), which shall (i) include an analysis of variance and a comparison to actual results, (ii) be tied to the Borrowing Base and the Line of Credit, and (iii) otherwise be in form and content acceptable to the Agent in its sole discretion; (c) within thirty days after the end of each month beginning July 31, 2009, deliver to the Agent a report of the agings of the Accounts of the Borrower as of the end of such month; and (d) provide to the Agent such other reports as the Agent may at any time request.

Section 12.        Consent to Sale of Real Property; Consent to Sale and Leaseback of Equipment. The Agent and the Lenders hereby consent to the sale by the Borrower of certain portions of the real property related to the Iowa Project on substantially the terms and conditions set forth in that certain Term Sheet for Purchase of Certain Property in Lakota, Iowa dated as of June 10, 2009 among the Borrower, Rodney D. Smith and Joanne R. Smith. No modifications to such Term Sheet shall be binding upon the Agent or the Lenders without the prior written consent of the Agent. The Agent and the Lenders further consent to the sale and leaseback of the Borrower’s corn conversion system pursuant to the terms set forth in the Corn Conversion System Lease. The transactions set forth in this Section shall close not later than December 31, 2009, and the net proceeds therefrom shall be promptly paid to the Agent and calculated in closing statements in form and substance acceptable to the Agent. The consents set forth herein are limited to their express terms and do not constitute or imply the Agent’s or any Lender’s consent to any future transaction by the Borrower, whether or not similar to the transactions described above.

Section 13.        CoBank Equities; FCSA Equities. The Borrower acknowledges and agrees that any payment or distribution payable to the Borrower in respect of its CoBank Equities or its FCSA Equities, whether characterized as a patronage distribution, return of principal, dividend, interest, investment return or otherwise, shall be applied to the Liabilities owed to CoBank or FCSA, respectively, in such order of application as CoBank or FCSA shall determine in its sole discretion. Each Lender hereby acknowledges that, pursuant to Section 10.36 of the Loan Agreement, such payments or distributions in respect of the CoBank Equities or the FCSA Equities shall not be subject to pro rata sharing or distribution among the Lenders either for application to the Liabilities or otherwise.

Section 14.        Acknowledgments of the Borrower. The Borrower acknowledges and agrees that (a) the Loan Agreement, the Notes and the other Loan Documents are each the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms; (b) the Borrower’s obligation to repay the Liabilities is subject to no defense, offset or counterclaim of any kind; and (c) the Specified Matured Defaults have occurred and continue to exist, and the Agent and the Lenders are, accordingly, entitled to, among other things, declare the Liabilities to be due and payable and to exercise other rights and remedies available under the Loan Agreement and the other Loan Documents. The Borrower acknowledges that, by entering into this Agreement, the Agent and the Lenders have agreed to forbear from exercising certain rights and remedies on account of the Specified Matured Defaults, but that nothing in this Agreement shall constitute a waiver of any such Specified Matured Default or of any other Default or Matured Default.

Section 15.        Release of Agent and Lenders. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured.

Section 16.        Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        The Borrower has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to perform its obligations under this Agreement, the Loan Agreement, as amended by this Agreement, and the other Loan

Documents to which the Borrower is a party. This Agreement, the Loan Agreement, as amended by this Agreement, and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement, the Loan Agreement, as amended by this Agreement, and the other Loan Documents to which the Borrower is a party constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with their terms.

(b)        The execution, delivery and performance by the Borrower of this Agreement, the Loan Agreement, as amended by this Agreement, and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary limited liability company action or other action and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower’s organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c)        All of the representations and warranties contained in Article VI of the Loan Agreement are correct on and as of the Forbearance Agreement Effective Date as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

Section 17.        Conditions Precedent. The forbearance provided in Section Section 3 above and each of the other provisions of this Agreement shall be effective only if the Agent has received, on or before the date of this Agreement (or such later date as the Agent may agree to in writing), each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)        this Agreement, duly executed by the Borrower;

(b)        evidence that the Borrower has obtained the Initial Cash Equity Investment and deposited same into an account subject to a Deposit Account Control Agreement;

(c)        payment of the Forbearance Fee in immediately available funds to the Agent;

(d)        a true and complete copy of the Management Agreement, together with a true and complete copy of the 2010 annual forecast of the Borrower, which shall include its balance sheet, income statement and cash flow statement; and

(e)        a Certificate of the Secretary of the Borrower certifying as to: (i) the resolutions of the board of managers of the Borrower approving the execution and delivery of this Agreement; (ii) the fact that the certificate of formation and limited liability company agreement of the Borrower, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or assistant secretary given by the Borrower to the Lender, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered; and (iii) certifying that the officers and agents of the Borrower who have been certified to the Agent, pursuant to the certificate of secretary or assistant secretary given by the Borrower to the Agent as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Agreement and all other documents, agreements and certificates on behalf of the Borrower.

Section 18.        Bailee Letters. As soon as possible, but in no event later than September 15, 2009, the Borrower shall execute and deliver to the Agent an acknowledgment and waiver of Liens, signed by each owner of all locations listed on Exhibit 3B hereto, acknowledging the Agent’s prior security interest in all property located in such warehouse and agreeing to turn over such property to the Agent upon request at any time.

Section 19.        Miscellaneous. Except as expressly set forth herein, all terms of the Loan Agreement and each of the other Loan Documents remain in full force and effect. This Agreement does not constitute (a) a waiver or excuse of any payment required under the Loan Agreement or under any of the other Loan Documents, (b) a waiver of any breach, Default or Event of Default (including, without limitation, the Specified Matured Defaults) under the Loan Agreement, or, (c) except as expressly set forth in Section 3 above, an agreement to forbear from action on account of any existing or future Default or Event of Default (including, without limitation, the Specified Matured Defaults). This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement shall be governed by the substantive law of the State of Colorado.

Section 20.        Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 10.2 of the Loan Agreement to pay or reimburse the Agent and the Lenders on demand for all costs and expenses incurred by the Agent and the Lenders in their employment of counsel. In addition, the Borrower agrees to pay all reasonable out-of-pocket costs, fees and expenses incurred by the Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel, consultants and other agents) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, or in connection with the Collateral or the Liabilities, including, without limitation, all such out-of-pocket expenses incurred during any valuation, assessment, workout, restructuring or negotiations in respect of the Collateral or the Obligations.

Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GLOBAL ETHANOL, LLC, as Borrower

By:	/s/ Trevor Bourne
Name: Trevor Bourne
Title: Chief Executive Officer

COBANK, ACB, as Agent and as a Lender

By:	/s/ S. Richard Dill
Name: S. Richard Dill
Title: Vice President

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By:	/s/ Ron Brandt
Name: Ron Brandt
Title: Vice President

MLIC ASSET HOLDINGS LLC, as a Lender

By:	Transmountain Land & Livestock Company,
a Montana Corporation
Its:	Manager

By:	/s/ Michael Wilson
Name: Michael Wilson
Title: Vice-President

Signature Page to Forbearance Agreement and

Twelfth Amendment to Amended and Restated Loan and Security Agreement